EXHIBIT 21.1

GEOPHARMA, INC.

List of Subsidiaries March 31, 2005

BREAKTHROUGH ENGINEERED NUTRITION, INC., a Florida corporation

GO2PBM SERVICES, INC., a Florida corporation

BELCHER PHARMACEUTICALS, INC., a Florida corporation

IHP MARKETING, INC., a Florida corporation

BREAKTHROUGH MARKETING, INC., a Florida corporation

BELCHER CAPITAL CORPORATION, a Delaware corporation